                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MCFARLAND ENERGY, INC.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            MCFARLAND ENERGY, INC.

                           10425 SO. PAINTER AVENUE
                          SANTA FE SPRINGS, CA  90670

                             ____________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 31, 1995

                             ____________________



TO THE SHAREHOLDERS OF MCFARLAND ENERGY, INC.

     The annual shareholders' meeting will be held at the Candlewood Club, 14000 East Telegraph Road, Whittier, California, on May 31, 1995 at 10:00 a.m., for the following purposes:

     1. The election to the Board of one class of directors consisting of two Directors.

     2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 5, 1995 as the record date for the shareholders entitled to the notice of, and to vote at, such meeting.

     You are cordially invited to attend the meeting in person. IF YOU CANNOT DO SO, IT IS IMPORTANT THAT YOU FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                             By order of the Board of Directors



                                                   SILVIA D. NELSON
                                                       Secretary


April 5, 1995

                                PROXY STATEMENT
                             ____________________

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 31, 1995
                             ____________________

                     SOLICITATION AND REVOCATION OF PROXY



     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of McFarland Energy, Inc. ("Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 31, 1995 and at any adjournment or adjournments thereof ("Meeting").

     Any shareholder who has given a proxy may revoke it any time prior to its exercise at the Meeting (1) by mailing or by delivering, at or prior to its exercise at the Meeting, to the corporate secretary of the Company, (a) an executed instrument revoking such proxy, or (b) an executed proxy bearing a later date, or (2) by appearing at the Meeting, revoking his or her proxy, and voting in person. Any written notice revoking a proxy should be sent to the principal office of the Company to the attention of the corporate secretary. The mere presence at the Meeting of a person who has given a proxy will not revoke such proxy.


                             VOTING AT THE MEETING

     The Common Shares represented at the Meeting by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, the shares will be voted by the Company in favor of the election of the directors named herein.

     Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. The election of each nominee for director requires a plurality of the votes cast.

     Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors. However, brokers may not vote shares held for customers on any of the shareholder proposals without specific instructions from such customers. Under applicable Delaware law "broker non-votes" on any such proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining whether such proposal receives a majority of the shares of the Company's Common Stock present and entitled to vote at the Meeting.

     The Company will bear the costs of solicitation of proxies. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies in person, by telephone, telegram or other means and such person shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 17, 1995.


                               VOTING SECURITIES

     The Company is authorized to issue 10,000,000 $1.00 par value Common Shares. The Company on April 5, 1995 had 5,227,109 outstanding shares of common stock, all of which will be entitled to vote at the Meeting and any adjournments thereof. The holders of the Company's Common Shares are entitled to one vote for each share of such stock held of record by them.

     The following table sets forth, as of April 5, 1995, the information with respect to ownership of the Company's Common Shares by each person known by the Company to own beneficially, or have options exercisable on April 5, 1995 and options which will become exercisable within sixty days thereafter to purchase, shares which represent more than 5% of the Company's Common Shares, and of all directors and officers as a group:

                                                               AMOUNT AND NATURE
       NAME AND ADDRESS                                          OF BENEFICIAL        PERCENT
       OF BENEFICIAL OWNER                                          OWNERSHIP         OF CLASS
       -------------------                                     ------------------     --------

WHITE RIVER CORPORATION..............................               685,200 (A)          13.1%
777 Westchester Avenue, Suite 201
White Plains, NY  10604

McFARLAND FAMILY TRUST...............................               586,351 (B)          11.2%
10425 So. Painter Avenue
Santa Fe Springs, CA  90670

DAVID L. BABSON & CO.................................               537,300 (C)          10.3%
One Memorial Drive
Cambridge, MA  02142-1300

WILLIAM E. CARL......................................               370,504 (B)(D)        7.1%
500 No. Water Street, Suite 901N
Corpus Christi, TX  78471

All Directors and Officers as a Group (10 persons)...               630,726              12.1%

(A) Prior to December 22, 1993, White River Corporation ("WRC") was a wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. ("FAEH"), formerly Fireman's Fund Corporation. WRC purchased the shares of the Company from FAEH on September 24, 1993 as part of the initial capitalization of WRC. In October 1993, FAEH provided the Company with a letter which stated that WRC had agreed to be bound by all the obligations of FAEH as set forth in that certain Letter Agreement dated September 1, 1989, between FAEH and the Company (the "Letter Agreement").

     The Letter Agreement provides that for a period of no less than five years FAEH (a) will not buy Company's shares without its consent if the purchases would increase FAEH's holding above 15%; (b) if by Company's actions the percentage ownership would be increased to more than 15% of the common stock, and if Company asks FAEH, FAEH will sell back to Company, at a price both parties consider reasonable, enough stock to hold the shares owned by FAEH to 15%; (c) FAEH will continue to support Company's current senior management and Board of Directors at shareholder meetings and will vote as Company asks; and (d) FAEH will not sell its shares as a block without first discussing with Company and in a manner amenable to Company. On January 4, 1993 the principal terms of the Letter Agreement were extended to January 4, 1998 in conjunction with the Company's refinancing of its $2.6 million convertible note through FAEH. The newly issued convertible note has a conversion rate of one share of Common Stock for each $6.50 principal amount and is convertible by FAEH after January 4, 1994. Provisions (a) and (b) of the Letter Agreement were amended to exclude any shares issued upon conversion of the convertible note.

(B) As part of the transaction whereby the Company acquired Carl Oil & Gas Co., L.C. McFarland and William E. Carl entered into a Shareholder Agreement dated July 15, 1988, which provides that Mr. Carl will not sell a substantial number of his shares except in a registered or open market transaction or to a related party without first offering his shares to the Company. In the event Mr. L.C. McFarland's estate sells a substantial number of its shares in a transaction that would constitute a change of control of the Company, Mr. Carl has the right to sell his shares on the same terms. The Shareholder Agreement is in effect until either Mr. Carl or Mr. McFarland's estate cease to be the beneficial owner of five percent (5%) or more of the outstanding common shares of the Company and is binding upon their assigns, successors in interest, personal representatives, estates, heirs, and legatees.

(C)  Based upon Schedule 13G as filed with the Securities and Exchange
     Commission.

(D) Of these shares, 157,142 shares are owned of record by Mr. Carl's two adult daughters. Mr. Carl shares investment and voting power over these shares with his daughters.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

    The Board of Directors consists of seven members divided into three classes. Two directors, as set forth hereafter, are to be elected at the Meeting. The remaining five directors presently serving will continue to serve as set forth hereafter. The proxy holders will vote the proxies received by them for the following two nominees for a term of three years and until their successors are duly elected and qualified unless authorization to vote for election of directors has been withheld.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR THREE-YEAR TERM EXPIRING IN 1998
                -----------------------------------------------

                                                                  SHARES OF
                                                                COMMON STOCK
                            PRINCIPAL              DIRECTOR     BENEFICIALLY      OUTSTANDING
    NAME(12)                OCCUPATION       AGE    SINCE           OWNED           PERCENT
- - ---------------------   ------------------   ---   --------   -----------------   -----------
Herbert M. Rome         Retired Business      68       1992          17,542(14)           *
(5)(8)(9)               Executive

Daniel E. Pasquini      Business Executive    52       1994           2,000(14)           *
(11)

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                                                     SHARES OF
                                                                    COMMON STOCK
                             PRINCIPAL                DIRECTOR     BENEFICIALLY       OUTSTANDING
    NAME(13)                OCCUPATION          AGE    SINCE        OWNED(1)(2)         PERCENT
- - -------------------   -----------------------   ---   --------   ------------------   ------------
                                         TERM EXPIRING IN 1996
Barclay Simpson       Business Executive         73       1972          64,600(14)            1.2%
(8)

John C. Capshaw       Retired Business           62       1994           4,000(14)             *
(5)(10)               Executive

                                         TERM EXPIRING IN 1997

William E. Carl       Vice Chairman and          69       1988         370,504(6)(14)         7.1%
(3)(4)(5)             President of Company's
                      subsidiary, Carl Oil &
                      Gas Co.

J. C. McFarland       Chairman of the Board      48       1982         120,625(7)             2.3%
(4)                   and Chief Executive
                      Officer


Daniel J. Redden      Business Executive         53       1986           5,100(14)             *
(4)(8)

- - -----------------
    *Less than one percent
(1) Does not include the shares in the Employee Retirement Savings and Stock Ownership Plan.
(2)  Includes shares held in trust and shares owned by spouses.
(3) Elected to the Board of Directors in September, 1988 pursuant to the terms of the Shareholder Agreement discussed in Note (B) to "Voting Securities". Since July 1988, Mr. Carl has been President of Carl Oil & Gas Co., a wholly-owned subsidiary of the Company. For more than five years prior to that time, Mr. Carl was President of Carl Oil & Gas Co., a privately owned company engaged in oil and gas exploration and production.
(4)  Member of the Nominating Committee of the Board of Directors.
(5)  Member of Audit Committee of the Board of Directors.
(6)  See Note (B) to "Voting Securities".
(7) Includes 45,875 shares which are purchasable upon exercise of outstanding stock options.
(8)  Member of the Compensation Committee of the Board of Directors.
(9) From 1978 until he retired in 1991, Mr. Rome held the position of Executive Vice President of Eldon Industries, Inc. He also served on Eldon Industries, Inc.'s Board of Directors from 1979 through 1990.
(10) In 1993, Mr. Capshaw retired from Hadson Energy Resources Corporation where he had held the positions of Chairman, Chief Executive Officer and President. Prior to Hadson Energy Resources Corporation, Mr. Capshaw served as Chief Executive Officer and President of UMC Petroleum Corporation from 1988 to 1989.
(11) Mr. Pasquini was elected to serve on the Board of Directors on October 20, 1994 as a Class II director. From 1987 through 1994, Mr. Pasquini held the position of President and Chief Executive

     Officer of Fortune Petroleum Corporation. Fortune Petroleum is an independent energy company primarily engaged in the acquisition, operation, production and development of domestic oil and gas properties with its principal operations located in California, Texas and Oklahoma.
(12) Effective October 1, 1994, Mr. Lawrence M. Hirst resigned as an officer, employee and director of the Company and its subsidiaries. The Company and Mr. Hirst entered into a General Release and Settlement Agreement dated November 17, 1994. The details of the settlement are set forth in the Agreement which is attached as an exhibit to the Company's Form 8-K as filed on November 25, 1994.
(13) Mr. Lee C. McFarland, founder of the Company, passed away on December 1, 1994.
(14) Includes 2,000 shares which are purchasable upon exercise of outstanding stock options.

    Unless otherwise noted, each of the directors has had the same principal occupation during the past five years.

Directors' Compensation

    The Company does not pay any salaried employee of the Company additional compensation for service on the Board of Directors or any Board committee. For directors who are not salaried employees of the Company, the presently established fee is $1,000 for attending meetings of the Board. The fee for attending meetings of the Audit, Compensation and Nominating Committees is $500 if a meeting occurs on the same day as a regularly scheduled Board meeting, however, if a meeting occurs on a day separate from a Board meeting, the fee is $1,000. In addition, except for any salaried employee or retained consultant, directors receive an annual retainer of $5,000. The Company entered into a one-year Consulting Agreement with William E. Carl, which is described in further detail hereafter under the heading "Transactions with Management and Others".

    Pursuant to the Non-Employee Director Stock Option Plan, each non-employee director receives an initial option to purchase 2,000 shares of Company Common Stock. Annually, thereafter, options to purchase 1,000 shares of common stock are granted to each non-employee director. The option exercise price is equal to the fair market value of the Company's common stock on the date of grant. The options are exercisable immediately after grant date.

Meetings of the Board of Directors

    During the calendar year 1994, the Board of Directors held eight meetings. In 1994 the Compensation Committee held three meetings, the Audit Committee held one meeting and the Nominating Committee met once.

Committees of the Board of Directors

    The Board of Directors maintains standing Audit, Compensation and Nominating Committees. The purpose and objective of the Audit Committee is to provide assistance and advice to the directors in connection with corporate accounting, auditing and reporting practices and to facilitate communication between the Board and the independent auditors of the Company. It meets periodically with management and external auditors and reviews the Company's accounting policies and internal controls. The committee recommends the firm of independent accountants to be retained by the Company, and approves all material non-audit services provided by them.

    The Compensation Committee's functions are to review the Company's policies and programs for the development of management personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments for other elected officers of the Company; from time to time to delegate to the chief executive officer authority to act on compensation or compensation adjustment of other executives of the Company; to administer the Company's stock option plans; and to make recommendations to the Board with respect to directors' compensation.

    The Nominating Committee considers and makes recommendations to the Board as to the number of directors to constitute the whole Board, the names of persons whom it concludes should be considered for Board membership, and recommends matters relating to the selection, tenure and retirement of directors.

Reports under Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System and to furnish the Company with copies.

    Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that one report, covering one transaction, was filed late by Mr. Herbert Rome.


                            EXECUTIVE COMPENSATION

Cash Compensation

    The following tables set forth, for the fiscal year ended December 31, 1994, certain information concerning compensation paid to or accrued for all executive officers who were serving as executive officers during 1994 and whose annual salary and bonus exceeded $100,000 in the current fiscal year.

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                           Long Term
                                              Annual Compensation         Compensation
                                            -----------------------   --------------------
                                                                         No. of Shares
                                                                      Underlying Options        All Other
                                             Salary(1)      Bonus         Granted(2)         Compensation(3)
   Name and Principal Position       Year       ($)          ($)              (#)                  ($)
- - ----------------------------------   ----   ------------   --------   --------------------   ---------------
J. C. McFarland                      1994    $166,322      $77,700          13,500              $ 7,582
    Chairman of the Board            1993    $166,259           --              --              $11,352
    and Chief Executive Officer      1992    $158,415      $38,000          46,000              $ 7,390

Lawrence M. Hirst(4)                 1994    $100,500           --          11,000              $40,617
    President and                    1993    $134,276           --              --              $10,309
    Chief Operating Officer          1992    $110,288      $38,000          45,000              $ 7,899

Ronald T Yoshihara                   1994    $ 92,122      $36,050           5,000              $ 6,753
    Vice President and               1993    $ 92,091           --              --              $ 6,446
    Treasurer                        1992    $ 84,398      $17,000          19,000              $ 7,098

Robert E. Ransom                     1994    $ 87,115      $31,800           5,000              $ 6,385
    Vice President -                 1993    $ 87,085           --              --              $ 6,656
    Corporate Development            1992    $ 82,298      $12,000          20,500              $ 6,041

(1) In May 1992, the Company discontinued its practice of providing Company vehicles for its executives and it now provides a monthly auto allowance which is reflected in the executive's salary compensation. In 1993 and 1994, Mr. McFarland received an annual auto allowance of $6,000, while Mr. Yoshihara and Mr. Ransom received an annual auto allowance of $4,800 each year. Mr. Hirst, who resigned from the Company effective October 1, 1994, received an auto allowance of $6,000 and $4,500 in 1993 and 1994, respectively.

(2) Options granted in 1992 include options exchanged on June 12, 1992 under the amendment to the 1986 and 1989 Stock Option Plans. No options were granted in 1993.

(3) Amounts represent the matching contributions made by the Company under its Employees Savings and Stock Ownership Plan.

(4) Effective October 1, 1994, Mr. Hirst resigned as an officer, employee and director of the Company and its subsidiaries. The Company and Mr. Hirst entered into a General Release and Settlement Agreement dated November 17, 1994. The amount reported in 1994 for All Other Compensation consists of $31,385 of previously unpaid accrued vacation pay and $9,232 representing the matching contribution made by the Company under its Employees Savings and Stock Ownership Plan.


                             OPTION GRANTS IN 1994
                             ---------------------

                                                                                           Potential Realizable Value at
                                                                                        Assumed Annual Rates of Stock Price
                                                  Individual Grants                       Appreciation for Option Term(4)
                              -------------------------------------------------------  ------------------------------------
                                              % of Total
                              Options      Options Granted   Exercise
                              Granted        to Employees     Price        Expiration
            Name              (#)(1)           in 1994       ($/Sh)(3)       Date             5%                 10%
- - ---------------------------  --------      ---------------   ---------     ----------      --------            ---------
J. C. McFarland                13,500            22%            $5.25        1/19/04        $69,407             $152,027
Lawrence M. Hirst(2)           11,000            18%            $5.25        1/19/04        $56,554             $123,874
Ronald T Yoshihara              5,000             8%            $5.25        1/19/04        $25,706             $ 56,306
Robert E. Ransom                5,000             8%            $5.25        1/19/04        $25,706             $ 56,306

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) The 11,000 options granted to Mr. Hirst were cancelled pursuant to the General Release and Settlement Agreement dated November 17, 1994 between the Company and Mr. Hirst.

(3) All options were granted at the Company's Common Stock fair market value on date of grant.

(4) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT
                                                                     ---
    intended to indicate the value of the options.

                      AGGREGATED OPTION EXERCISES IN 1994
                      -----------------------------------
                    AND YEAR ENDED DECEMBER 31, 1994 VALUES
                    ---------------------------------------

                                                              Number of Shares               Dollar Value of
                                                                 Underlying                    Unexercised,
                                                            Unexercised Options           In-The-Money Options
                             Number of        Dollar          Held at Year End                at Year End(1)
                          Shares Acquired     Value      ---------------------------   ----------------------------
      Name                  on Exercise      Realized    Exercisable   Unexercisable   Exercisable    Unexercisable
- - -----------------------   ----------------  ----------   -----------   -------------   ------------   -------------
J. C. McFarland                 -0-          $   -0-        42,500          43,000       $ 83,438         $77,500
Lawrence M. Hirst(2)            -0-          $   -0-        63,000             -0-       $130,500         $   -0-
Ronald T Yoshihara              -0-          $   -0-        18,500          17,500       $ 36,000         $31,875
Robert E. Ransom              3,500          $12,688        15,750          18,250       $ 29,813         $33,562

(1) The amounts represent the difference between the fair market value of the Common Stock on December 31, 1994 of $6.38 and the option exercise price.

(2) Pursuant to the terms of the General Release and Settlement Agreement dated November 17, 1994 between the Company and Mr. Hirst, the vesting of certain shares under option were accelerated whereby 31,500 shares under option became fully exercisable and 11,000 options granted in 1994 were cancelled.


                           TEN-YEAR OPTION REPRICING
                           -------------------------

                                                                                                       Length of Original
                                                                                                          Option Term
                                  Number of    Market Price of       Exercise Price                       Remaining at
                                   Options     Stock at Time of        at Time         New Exercise          Date of
      Name                Date     Amended       Amendment           of Amendment          Price            Amendment
- - ---------------------   -------   ---------   -----------------    --------------     -------------    -----------------
J. C. McFarland         6/12/92      46,000           $4.13          $8.00-$10.00           $4.13            4-9 Years
Lawrence M. Hirst       6/12/92      25,000           $4.13          $8.00-$10.00           $4.13            4-9 Years
Ronald T Yoshihara      6/12/92      19,000           $4.13          $8.00-$10.00           $4.13            4-9 Years
Robert E. Ransom        6/12/92      20,500           $4.13          $8.00-$10.00           $4.13            4-9 Years

   At the May 29, 1992 Annual Meeting of Shareholders, the shareholders approved an amendment to the 1986 and 1989 Stock Option Plans to permit the Company to exchange options previously granted to officers and employees under the Plans on such terms and conditions as the Board of Directors or its Compensation Committee may determine within the confines of the Plans. The purpose of the authority to authorize an exchange of outstanding options was to restore the incentive value of the options previously granted to officers and employees in light of the dramatic market correction that occurred for the Company as well as other oil and gas companies in 1991. The Company had experienced a weak oil and gas market, which had contributed to a decline in the market price of the Company's common stock. As a result of these conditions, salaries of all management personnel were "frozen" in 1991. The amendment to the Plans was intended to provide further incentives to participating officers and employees to improve the profit position of the Company. In addition, the Company believes that providing an opportunity to officers and key employees to develop a proprietary interest in the Company will aid the Company in obtaining and retaining the services of individuals of outstanding ability.

   The Board of Directors, through its Compensation Committee engaged Strategic Compensation Associates ("SCA") to advise it on the appropriate method and formula to apply to an exchange. Utilizing the "Black-Scholes" options valuation model, and considering the above stated purpose of the Board, SCA concluded that a two for one exchange ratio would properly provide for shareholder interests. On June 12, 1992 the Board of Directors approved an exchange ratio of two outstanding options for the issuance of one new option with an exercise price of $4.13, the Company's Common Stock fair market value on date of grant. Option holders vest in the new options at the rate of 25% per year, commencing one year after the date of grant.

Performance Graph

   The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock to that of the NASDAQ Non-Financial Stock Index and a group of ten peer companies engaged in oil and
gas exploration and production and with comparable market capitalizations.   The
Company's peer group index includes Alexander Energy Corp., American Exploration Co., Berry Petroleum Co., Coho Energy Inc., Equity Oil Co., Maynard Oil Co., Nahama & Weagant Energy Co., Patrick Petroleum Co., Plains Resources Inc., and Wiser Oil Co.

   The graph assumes the value of the investment in McFarland Common Stock and each index as $100 on December 31, 1989 and that all dividends were reinvested.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG MCFARLAND ENERGY, PEER GROUP AND NASDAQ

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           MCFARLAND
(Fiscal Year Covered)        ENERGY         PEER GROUP   NASDAQ
- - ---------------------        ---------      ----------   ------
Measurement Pt- 12/31/89     $100           $100         $100
FYE  12/31/90                $ 73.91        $ 87.49      $ 88.55
FYE  12/31/91                $ 30.43        $ 79.87      $139.63
FYE  12/31/92                $ 38.04        $ 86.16      $152.78
FYE  12/31/93                $ 44.57        $ 80.57      $177.88
FYE  12/31/94                $ 55.43        $ 77.10      $170.63


The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.


Compensation Committee Report

   The Compensation Committee of McFarland Energy, Inc. is responsible for defining, implementing and monitoring the policies and programs which govern executive compensation and recommends appropriate actions to the Board of Directors. The policy of the Committee is to provide a compensation program that will attract, motivate and retain executives of outstanding ability and will foster dedication to the long-term interests of the Company. The Compensation Committee utilizes oil and gas industry analyses of peer group compensation programs, external consultant input and historic Company compensation data to form its conclusions for compensation program actions.

   Compensation for executives is comprised of three elements: base salary, incentive compensation and stock options. The objective of the Compensation Committee in creating this program is to maintain a competitive industry posture, to reward performance as demonstrated by the attainment of business objectives and to align the interests of executives with those of shareholders.

   The base salaries of executives are reviewed annually and adjustments, if any, are based primarily on individual and Company performance. Length of service and cost of living are also considered. The general policy of the Compensation Committee is to establish competitive base salaries that approximate industry averages.

   Effective January 1, 1993, the Board of Directors approved and implemented a new Management Incentive Compensation Plan ("Incentive Plan"). The Incentive Plan established annual Companywide goals for oil and gas production quantities and production cost levels, as well as individual performance goals for each plan participant. The Incentive Plan limited total distributions to a maximum of 8% of Company net cash flow and provided that no incentive payments would be made to executives unless the Company reported certain levels of pretax profit. Effective January 1, 1994, the Compensation Committee modified the Incentive Plan to include a component for the Company's exploration activities and to reduce the maximum distribution limit to 6% of net cash flow, before exploration activities. Goals are established by the Compensation Committee and are based primarily on the annual budget plan. In order to achieve maximum payout, plan goals must be substantially exceeded. Individual goals are established for each participant, and executive officer goals include a factor based on Company stock price performance.

                 1994 Compensation of Chief Executive Officer

Base Salary
- - -----------

   In 1994, Mr. J. C. McFarland was paid a base salary of $160,000, unchanged from his 1993 salary. Mr. McFarland's base salary was frozen at the 1993 level in light of the Company's poor financial performance in that year.

   For 1995, Mr. McFarland will be paid a base salary of $176,000, which represents a 10% increase over his previous year salary. Mr. McFarland's 1995 salary adjustment is in recognition of his superior performance in 1994. Under his leadership, the Company made significant progress in its principal objectives of overall growth, increased profitability and enhanced shareholder value. In 1994, production volumes were increased 26%, earnings per share totalled $0.29 compared to a net loss of $0.21 reported in 1993, and the Company's year-end stock price rose 24% from the prior year to $6.38 per share.

Incentive Compensation
- - ----------------------

   Under the Management Incentive Compensation Plan ("Plan"), Mr. McFarland received a bonus of $69,700 for 1994. In 1994, under Mr. McFarland's leadership, the Company reported a substantial improvement in net income and operating cash flow, and exceeded its targeted production volumes, lifting costs and exploration goals for the year. Mr. McFarland also received a very high rating for his individual performance goal in 1994. The Compensation Committee based its rating of Mr. McFarland on his overall performance and significant contributions to the Company's improved results for the year. More specifically, he was instrumental in the consummation of two significant property acquisitions, which were the principal reasons for record crude oil production, substantially improved operating results and a 66% increase in the Company's year-end barrel of oil equivalent reserves. Mr. McFarland's individual performance rating, combined with the production volumes, production cost levels and exploration factors achieved in 1994, resulted in a bonus which represented 87% of his maximum achievable payout under the Plan's calculation for 1994.

Stock Options
- - -------------

   Stock options are intended to provide long-term incentive for the continuing growth, success and value of the Company and to directly link the interests of the option holders with those of the shareholders. The Compensation Committee is dedicated to creating programs that will address the continuing success and value of the Company to its shareholders and its employees. The Committee believes that attracting, motivating and retaining outstanding executives is central to this dedication.

   Mr. McFarland was granted 13,500 options in 1994.

   Section 162(m) of the Internal Revenue Code, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. Based on their understanding of Section 162(m) in the context of the compensation programs of the Company, the Compensation Committee considers it unlikely that the compensation level of any executive officer will exceed the deductibility limits under Section 162(m).

   The Compensation Committee will continue to monitor the compensation programs of the Company in light of the potential impact of Section 162(m), to the extent it is determinable. The Compensation Committee's general intent is to design and administer the Company's compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers.


                                        Compensation Committee


                                        Daniel J. Redden, Chairman
                                        Herbert Rome
                                        Barclay Simpson


   The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The Company entered into a one-year Consulting Agreement with William E. Carl, a director, commencing on July 15, 1994, and terminating on July 14, 1995, pursuant to which he would continue as a consultant to the Company, primarily in the capacity of overseeing all the activities of Carl Oil & Gas Co., a wholly-owned subsidiary of the Company. In consideration of such consulting services, the Company will pay Mr. Carl the amount of $72,000 per year and an automobile allowance of $400 per month. In addition, the Company provides Mr. Carl with group dental and term life insurance and pays the cost of Medicare supplemental coverage.

                            INDEPENDENT ACCOUNTANTS

   Coopers & Lybrand, Certified Public Accountants, who certified the Company's financial statements for 1994, has advised the Company that it has no direct or material financial interest in the Company. A representative of the firm of Coopers & Lybrand will be present at the Meeting. He or she will be provided the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet selected accountants for the current calendar year.

                                 OTHER MATTERS

   Management knows of no other business to be presented at the Meeting. If other matters do properly come before the Meeting, persons acting pursuant to the proxy will vote on them in their discretion.

   A copy of the Company's Annual Report, including financial statements for calendar year 1994, are currently being mailed with this Proxy Statement.


                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

   Proposals to be submitted for the Company's 1996 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1996

- - -------------------------------------------------------------------------------

PROXY                        MCFARLAND ENERGY, INC.         PROXY
                            10425 S. PAINTER AVENUE
                           SANTA FE SPRINGS, CA 90670

  J. C. MCFARLAND and WILLIAM E. CARL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned MCFARLAND ENERGY, INC. ("Company") at the Annual Meeting of Shareholders to be held on May 31, 1995 and at any adjournment thereof.

  Unless otherwise specified in the squares provided below, the undersigned's vote is to be cast FOR Item 1.

  1. ELECTION OF DIRECTORS

     [_] FOR all nominees listed below
         (except as marked to the contrary below)

     [_] WITHHOLD AUTHORITY
         to vote for all nominees listed below

                     Daniel E. Pasquini and Herbert M. Rome

  INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.

          ------------------------------------------------------------

- - --------------------------------------------------------------------------------



- - --------------------------------------------------------------------------------

  2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


                                      Date: ___________________________________

                                      _________________________________________

                                      _________________________________________

                                      _________________________________________
                                      Please sign as name(s) appears. If joint account, EACH joint owner should sign.

- - --------------------------------------------------------------------------------